Exhibit 99.1

FOR IMMEDIATE RELEASE:

SFX ENTERTAINMENT SPECIAL COMMITTEE

PROVIDES UPDATE ON SALE PROCESS

New York, October 22, 2015 — The Special Committee of the Board of Directors of SFX Entertainment, Inc. (NASDAQ: SFXE) (the “Company”) announced that it has received preliminary indications of interests from parties interested in acquiring the Company, including a preliminary bid from Robert F.X. Sillerman (“Sillerman”), the Company’s Chairman and Chief Executive Officer.  The committee is not disclosing the terms contained in these preliminary indications of interest at this time.  Mr. Sillerman’s preliminary bid was publicly filed with the Securities and Exchange Commission in an amendment to his Schedule 13D.  The committee is evaluating the indications of interests and is in discussions with those parties concerning the next steps in the process.  The committee expects to finalize the bidding process as expediently as possible.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.  SFX also owns and operates Beatport, the trusted global home of electronic music where fans, DJs, and creators connect, discover, and participate in the evolution of dance music culture.

Forward-looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: that definitive agreements for the sale of the Company will be entered into and/or approved by shareholders; the business of the Company may suffer as a result of uncertainty surrounding any transaction; the outcome of any legal proceedings related to any transaction; our ability to integrate the companies we have acquired; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10K and Quarterly Reports on Form 10Q and our Current Reports on Form 8K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer

646 561 6400

Joseph Jaffoni

JCIR
212 835 8500

sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com